Exhibit 99.1

FOR IMMEDIATE RELEASE April 19, 2007
Contact: Media: Jennifer Frighetto, (847) 442-7663, jennifer.frighetto@hewitt.com
Investors: Genny Pennise, (847) 442-6793, genny.pennise@hewitt.com
Hewitt Associates Strengthens Senior Executive Team
Company Names HR Outsourcing President
LINCOLNSHIRE, Ill. – Hewitt Associates, Inc., a global human resources services company, today announced key leadership appointments, including:

•     Jay C. Rising to president of the company’s HR outsourcing business. Additionally, within Hewitt’s benefits outsourcing business, Steven N. Fein has been appointed to the newly created position of sales and product strategy leader, and Robert D. Thomas has joined to lead client implementations, reporting to Rohail Khan, who continues as leader of operations;

• Julie S. Gordon to the new position of president of client & market leadership, and;
• Tracy S. Keogh to senior vice president of human resources, succeeding Steve King, who after years of service at Hewitt and within the HR industry, will retire in June.
“We are making important changes that will enable Hewitt to realize its full potential for the future,” said Chairman and CEO Russ Fradin. “We have augmented our already strong leadership team with new talent, which provides us with a powerful combination of industry perspectives and experience that will help us further enhance our position as the premier HR service provider.”

Mr. Rising, 50, most recently served as president of field operations at RightNow Technologies, a leading customer experience software company, where he was responsible for global sales, marketing and consulting operations. Prior to RightNow, he spent nearly ten years at Automatic Data Processing, Inc. (ADP), where he held several senior positions, and was instrumental in increasing revenue and improving operating margins as president of national accounts. He also held a variety of management positions at American Express.

“Jay is a proven leader with an impressive track record of building businesses and delivering client-focused results. He excels at sales and marketing, and brings a wealth of industry experience to Hewitt,” said Mr. Fradin. “I am confident that under his direction, we will advance the meaningful progress we’ve made in strengthening our HR outsourcing business.”

Mr. Rising succeeds Ms. Gordon, who has served as acting president of HR outsourcing. In her new role, Ms. Gordon will oversee Hewitt’s overall client relationship strategy, with particular focus on its largest clients, most of which use both Hewitt’s consulting and outsourcing services. “Julie is an exceptional role model who anticipates and understands what is most important to our clients. She is the ideal leader to move us forward with a client-centric strategy,” commented Mr. Fradin. Both she and Mr. Rising will report to Mr. Fradin.

To support Hewitt’s renewed focus on the benefits outsourcing market, Hewitt has augmented its benefits leadership team with the appointment of Mr. Fein, 48, to a new position focused on sales and product strategy. Mr. Fein, who served as national practice leader of Hewitt’s flexible benefits consulting practice in the 1980s, rejoins the company after spending 20 years in industry management roles, most recently as global managing director of strategy, marketing and product management for Mercer’s benefits outsourcing business. He also held senior positions with Towers Perrin. Mr. Fein will work in partnership with Mr. Khan, and both will report to Mr. Rising.

In his new role, Mr. Thomas, 53, is focused on client implementations, as well as driving operational excellence and quality across Hewitt’s benefits outsourcing clients. Prior to Hewitt, he held numerous senior leadership positions at ADP, including division vice president of time and labor management services. Mr. Thomas brings more than 30 years of professional services experience to Hewitt.

Leading Hewitt’s human resources function and reporting to Mr. Fradin is Ms. Keogh, 46, who is the former global head of HR for Bloomberg LP, the financial data, news and analytics provider. Prior to Bloomberg, Ms. Keogh was the global head of HR at Analog Devices, Inc. Her background also includes leadership experience in operations, sales, marketing and consulting at a number of other organizations.

“As we sharpen Hewitt’s focus to capitalize on the growth potential of the HR services market, Tracy’s results-oriented approach will be instrumental in ensuring we have a committed, motivated workforce closely connected with our business goals,” said Mr. Fradin. “These leadership appointments significantly enhance our executive team and will continue to drive Hewitt toward the performance-based culture we need to be successful.”

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 organizations and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

# # #

3